INTERNATIONAL EXCLUSIVE DISTRIBUTOR AGREEMENT

Agreement made this 10th day of November, 2011 (“Effective Date”) by and between White Smile Global, Inc., a U.S based Corporation having its principal place of business located at 927 Lincoln Road Suite 200, Miami Beach, Florida U.S.A. (hereinafter referred to as “The Company” or “White SmileTM ), Institut de Saint Paul, having its principal place of business located in 91 rue du faubourg Saint Honore 75008 Paris, France (hereinafter referred to as “Distributor”).

1.	APPOINTMENT OF DISTRIBUTOR AND TERRITORY

Purpose. The purpose of this Agreement is to appoint a Distributor to promote the sale of White SmileTM Products set forth in Exhibit A in the Territory.

Appointment. Subject to the terms and conditions set forth herein, The Company hereby appoints Distributor as The Company’s Exclusive, Authorized Distributor for the Products in the Territory during the term of this Agreement, and Distributor hereby accepts such appointment.

Territory. The Distributor's Territory shall be the Country of FRANCE.

Liscensee.  The Distributor is not permitted at anytime to issue or grant any Organization, Company, or Individuals outside of  the Grantee, Institut Saint Paul described in this Agreement.  All Licenses and Authorizations involving White SmileTM Intellectual Property, Trademarks, Industry Knowledge, Marketing, Strategies, etc. will be issued solely by White Smile Global Inc.

The Distributor acknowledges that any Patent and/or Trademark violation can result in up to a “triple penalty of damages” as per previous International IP Infringement Litigation.

Product/s Granted.   The Company agrees to grant the Distributor Exclusive Distribution Rights for the following Product/s:

•

White Smile “OTC” Retail Products

•

Solar Smile “re-fill” Pen

•

All Marketing and Sales Materials related to the for-mentioned Product.

Commitment.  The Company also acknowledges that it fully expects to offer the Distributor First (1st) Right of Refusal on all Products related to the Distributors Industry.

Territorial Responsibility. Distributor will pursue aggressive sales policies and procedures to realize maximum sales potential for the Products in the Territory. Distributor will maintain sufficient inventory of the Products to provide competitive delivery schedules to its customers.  The Distributor is responsible for all Marketing expenditures including but not limited to a minimum marketing budget that will be detailed in Addendum A.

2.	TERM OF AGREEMENT

Initial Term. This Agreement shall become effective on the Effective Date set forth above and shall continue for an initial term of one (1) year, with “First (1st) right of refusal”, subject to the terms and conditions set forth herein.

Effective Date. The Effective Date of this Agreement shall be the date it is signed as accepted by a duly authorized officer of The Company.

Renewal of Agreement. This Agreement shall thereafter be renewed for successive periods of one year unless terminated by either party by notice, in writing, addressed to the other party, no less than 3 months prior to the expiration of the term, and no more than six (6) months prior to the expiration of the initial term.

3.	PRICING

Distributor's Prices. Subject to adjustments described herein, Distributor's prices for Products shall be based upon the “Proforma Invoice” attached. All prices are stated in U.S. dollars, F.O.B. Miami Beach Florida.

Minimum Purchase Commitment. The Minimum Purchase Commitment, set forth in the “Proforma Invoice”, shall be the total purchase price, net of taxes, duties, transportation and other charges, which Distributor has committed to purchase each order.

Price Adjustments. White SmileTM may change its prices set forth on Exhibit A attached hereto at any time, provided that no such price increase shall be effective until thirty (30) days after notice by The Company to Distributor of such change. Price decreases may be effective immediately on the date of notification by The Company. Price increases will not be applied to Product that does not ship within the thirty (30) day notice period as a result of any delays caused by The Company

Price Protection. In the event White SmileTM should lower its Product prices to Distributor, The Company will send a revised Proforma Invoice to the Distributor within Three (3) Business Days.

Product List Price in Distributor's Territory. White SmileTM and Distributor agree that it is in both Parties best interests that the end user purchaser's prices for the Products quoted by the Distributor, or Distributor's resellers, in the Territory be competitive to motivate and promote purchases by end users of White SmileTM Products. Distributor shall exercise its best efforts to quote and promote the Company’s Suggested List Price in the currency of the Territory.

4. ORDERS

Purchase Orders. Distributor shall purchase all Products hereunder by issuing written Purchase Orders via e-mail to White Smile TM. The Company will use its best efforts to comply with Distributor’s Product shipment requirements for any orders submitted with short notice delivery requirements.  White SmileTM will generally package and ship and order within five (5) business days of receiving a Purchase Order from the Distributor.

Acceptance of Purchase Orders. White SmileTM will confirm the acceptance of a Purchase Order and will also confirm via e-mail the shipping of each order by providing tracking information.

Terms of Purchase Orders. Distributor’s Purchase Orders submitted to The Company from time to time with respect to Products to be purchased hereunder shall be governed by the terms and conditions of this Agreement, and notwithstanding the content of Distributor’s Purchase Order, this Agreement shall take precedence over such Purchase Orders, and any conflicting, inconsistent, or additional terms of Distributor’s Purchase Order shall be null and void, and are hereby waived by Distributor.

Order Deferral, Cancellation and Modification. Distributor may, by prior written notice to The Company, defer and/or cancel delivery of a Purchase Order once without penalty, provided such notice is received by The Company not less than ten (10) business days prior to the scheduled ship date for order cancellation and five (5) business days prior to the scheduled ship date for order deferrals. Distributor may not cancel or defer orders placed for immediate shipment.

5.	DISTRIBUTOR REPORTS, FORECASTS AND MINIMUM INVENTORY

Reports and Forecasts. The Company does not request a monthly sales report, but an adequate Sales Forecast and Projected Sales of these future accounts will be recommended in order to provide The Company with sufficient manufacturing time.

Inventory. Distributor shall, at all times, maintain minimum inventory levels of each White SmileTM Product sold by Distributor, sufficient to satisfy Distributor’s order demands, and shall use its best efforts to always have White SmileTM inventory on hand. Distributor shall maintain sufficient minimum inventory levels of each White SmileTM Product to satisfy the demands of each of the Territory.

6.	PACKAGING, SHIPMENT, RISK OF LOSS AND ACCEPTANCE OF ORDERS

Packaging. All Products delivered pursuant to the terms of this Agreement shall be suitably packaged for shipment in the Company’s standard shipping cartons, marked for shipment to Distributor’s address, and delivered to Distributor or its carrier agent. In the absence of shipping instructions from Distributor, The Company shall ship product in the requested manner of the Distributor.

Ship Dates. Shipping dates committed by The Company require prompt receipt of all necessary documents from Distributor. Where existing priorities and schedules prevent strict compliance with requested ship dates, Purchase Orders will be scheduled as close as is practical to the requested ship date.

Shipment Terms. Shipments from, The Company’s manufacturing plant, freight, duties and taxes collect, to distributor’s address set forth on Distributor’s Purchase Orders. Distributors who do not have pre-approved credit shall pay shipping charges in advance of shipment. In no event shall White SmileTM have any liability in connection with shipment, nor shall the carrier be deemed to be an agent of The Company. White SmileTM shall not be liable for damages or penalty for delay in delivery or for failure to give notice of any delay.

Title and Risk of Loss. Risk of loss with respect to Products and Materials shall pass from The Company to the Distributor upon shipping. Delivery shall be deemed made upon transfer of possession to the initial common carrier or Distributor’s representative at The Company’s manufacturing plant. Transfer of ownership and title to the Products and Software shall pass from White SmileTM to the Distributor only after payment in full by Distributor for the Products and/or materials ordered by Distributor and shipped by White SmileTM.

Acceptance. Distributor shall inspect all Products promptly upon receipt thereof at the ship-to location and may reject any Product that is defective. Any Product not properly rejected by Distributor shall be deemed accepted. To reject a Product, Distributor shall notify The Company of its rejection, by e-mail, within three (3) days of receipt of the shipment, and request a Return Material Authorization (“RMA”) number. Distributor shall return the rejected Product(s), freight collect, in its original shipping carton with the RMA number displayed on the outside of the carton. The Company may refuse to accept any Product that does not bear a valid RMA number on the carton. Rejected Product(s) must be shipped to arrive at The Company’s HQ no later than 60 days after the issuance of the RMA number; the RMA number will no longer be valid after that time.

7.	PAYMENT

Products. Payment by Distributor for all Products hereunder shall be by Telephone Transfer (“TT”). for payment outside of the United States to White SmileTM at a bank approved by The Company.

Distributor Credit and Payment Terms. The Company will consider Net Terms with the Distributor on the Sixth (6th) month after the Execution of this Agreement.  Standard Payment (Payment before Shipment) applies in the mean time.

Taxes and Duties. The prices stated are exclusive of Taxes and Duties. Any Taxes and Duties related to this Agreement shall be paid by the Distributor or in lieu thereof, Distributor shall provide an exemption certificate acceptable to the local taxing authorities. All Taxes and Duties shall be billed as a separate item on the invoice.

Withholding. No Withholdings will be in place.

Currency. All prices and charges under this Agreement are stated and shall be paid in United States dollars. Distributor agrees to take all necessary actions required, including registration of this Agreement and application for permission to make payments to The Company hereunder, with the appropriate government authorities of Distributor’s jurisdiction, or such other institution or official, and to take such other measures as may be necessary to comply with any government currency controls in effect in Distributor’s jurisdiction, as soon as reasonably practicable after execution of this Agreement.

8.	LIMITED WARRANTY

The Company’s Warranty. Warranties will be specified for each product.

9.	INTERNET WEB SITE AND PRODUCT DOCUMENTATION

The Company’s Web Sites. White Smile’s agrees to allow the Distributor to utilize in full its websites for the specific products in which they Distribute. The Company further allows the Distributor to use specific IP addresses to format the appropriate exposure for the European Union market (hereinafter referred to as the “EU”). To ensure brand continuity, all text and artwork must receive final approval by the Company.

9.2	Distributor Web Site. Distributor shall review and get approval from The Company prior to finalizing all text and aesthetics on any web site for implementation in the designated market.

Distributor Web Site Statistics and Information. Distributor shall make available to White SmileTM information from the Distributors web site including page hits, leads generated and other information that may be deemed relevant.

Product Documentation. White SmileTM agrees to provide Distributor with full support in the manner of marketing, branding, and product content.

12.	TRAINING, SUPPORT AND SERVICES

Services by Distributor. Distributor shall train its customers with respect to the Products sold. The services shall be performed only by specially and properly trained personnel of Distributor.

Services by White SmileTM. The Company shall provide technical training to the Distributor at no charge. Such personnel shall have the appropriate technical knowledge and English language skills to benefit from such training. In addition, White SmileTM shall provide periodic sales, service and product training and content to the Distributor at no charge.

Support in E.U. Market. Distributor shall be responsible for supporting all Products which it distributes to its customers. Distributor shall maintain support personnel sufficiently knowledgeable with respect to the Products to answer customer inquiries regarding the use and operation of the Products. Distributor shall ensure that all customer questions are initially addressed to and answered by Distributor.

13.	TRADEMARKS AND TRADENAMES

License. During the term of this Agreement, Distributor shall have the right to use The Company’s Trademarks in connection with Distributor’s sale or marketing of Products, and to indicate that it is an “Authorized Distributor” or “Authorized Exclusive Distributor”. Nothing herein shall grant to Distributor any right, title or interest in the Trademarks, except as specifically set forth herein.  The Distributor agrees that it must submit any and all out going media pieces including but not limited to advertisements, print ads, websites, or show media materials (handouts).

No Registration. At no time during or after the term of this Agreement shall Distributor attempt or assist others to register any trademarks, slogans, designs or trade names confusingly similar to any of those of White SmileTM or any of its products , or challenge or assist others to challenge The Company’s Trademarks or registrations thereof or anything remotely re-assembling such marks.

No Removal. Distributor shall not remove, alter, deface or otherwise obscure any White SmileTM trademark or trade name appearing on any Product or documentation without the express written permission of The Company.

Approval of Representations. All representations of The Company’s Trademarks which Distributor intends to use shall be first submitted to The Company for approval (which shall not be unreasonably withheld) of design, color and other details or shall be exact copies of those used by White SmileTM. Distributor shall use all of the Company’s Trademarks only in accordance with the sales of any and all White SmileTM Products and consistent with The Company’s standards for the use of All White SmileTM Trademarks by the Distributor.

14.	TERMINATION

Termination for Insolvency. To the extent permitted by law, The Company may terminate this Agreement effective immediately and without liability upon written notice to Distributor if any one of the following events occurs: (i) Distributor files a voluntary petition in bankruptcy or otherwise seeks protection under any law for the protection of debtors; (ii) a proceeding is instituted against Distributor under any provision of any bankruptcy, insolvency or debtor’s relief law which is not dismissed within sixty (60) days; (iii) a court assumes jurisdiction of the assets of Distributor; (iv) a trustee or receiver is appointed by a court for all or a substantial portion of the assets of Distributor; (v) Distributor becomes insolvent, is unable to or ceases to pay its debts in the normal course, or suspends business, or (vi) Distributor makes an assignment of its assets for the benefit of its creditors.

Termination for Cause. If either party fails to perform any material obligation under this Agreement, including, in the case of Distributor, the failure to meet the Purchase Commitments set forth in Exhibit B, then upon thirty (30) days written notice to the breaching party specifying such default, the non-breaching party may terminate this Agreement, without liability, unless: (i) the breach specified in the notice has been cured within the thirty (30) day period; or (ii) the default reasonably requires more than thirty (30) days to correct (and specifically excluding any failure to pay money), and the defaulting party has begun substantial corrective action to correct the default within such thirty (30) day period and diligently pursues such action, in which event, termination shall not be effective unless ninety (90) days has expired from the date of the notice without corrective action being completed and the default remedied.

Effect of Termination.

(a)

Distributor's rights. Upon termination or cancellation of this Agreement Distributor shall have no further right to purchase Products for resale or to represent itself as a “Distributor” of the Company in any manner or form except as specifically permitted in Paragraph 15.3 (b) below. All unshipped orders shall be cancelled by the Company without liability.

(b)

Inventory. Distributor may, unless notified otherwise in writing on or before the effective date of termination, sell its remaining inventory of the Products after termination of this Agreement. In the event that Distributor should elect not to sell its remaining inventory, White SmileTM may, at its sole discretion, repurchase Distributor's inventory which is fit, merchantable and in The Company’s original shipping carton at its then current E.U. Distributor prices, less the aggregate amount of all credits previously issued with respect to such Products. The Company then shall promptly inspect all Products returned by Distributor and shall advise Distributor of any Product that is damaged and not acceptable to White SmileTM for repurchase.

16.	LIMITED LIABILITY

IN NO EVENT SHALL CASTELLE'S TOTAL LIABILITY HEREUNDER EXCEED THE AMOUNT PAID BY DISTRIBUTOR FOR PRODUCTS HEREUNDER, AND IN NO EVENT SHALL CASTELLE BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES BY ANYONE, OR FOR ANY SPECIAL CONSEQUENTIAL, INCIDENTAL OR OTHER DAMAGES, HOWEVER CAUSED, WHETHER FOR BREACH OF CONTRACT, NEGLIGENCE OR OTHERWISE, AND WHETHER OR NOT CASTELLE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THIS LIMITATIOIN SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

17.	INTELLECTUAL PROPERTY RIGHT INDEMNITY

Indemnity. Subject to the restrictions set forth in this Paragraph, The Company agrees to defend and indemnify Distributor from and against all actions or proceedings brought against Distributor arising out of any actual or alleged infringement by the Products of any patent, copyright, trade secret or other intellectual property right.

Distributor Obligations. Distributor shall promptly notify White SmileTM of any claim hereunder upon becoming aware of the same and shall cooperate with and provide all reasonable assistance to White SmileTM upon the Company’s request and, at the Distributor’s expense, in the defense or settlement of such claim. The Company shall have sole authority to defend and/or settle any claim under this Paragraph, provided, however, that Distributor may at its own cost, retain separate representation.

Remedy for Infringement. If any Product, or any portion thereof, is finally adjudged to infringe a patent, copyright, trade secret or other intellectual property right, or if in the Company’s opinion is likely to become the subject of such a claim, White SmileTM shall, at its option, either: (i) procure for Distributor the right to continue using the Product(s); or (ii) replace or modify the Products(s) so that it becomes non-infringing; or (iii) upon return of all infringing Product(s), refund to Distributor the price actually paid by Distributor for the infringing Products; or (iv) substitute for the infringing Products(s) other suitable, non-infringing equipment.

Entire Liability. THE FOREGOING PROVISIONS OF THIS SECTION 17 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF CASTELLE AND THE EXCLUSIVE REMEDY OF DISTRIBUTOR WITH RESPECT TO ANY ALLEGED INTELLECTUAL PROPERTY RIGHT INFRINGEMENT BY THE PRODUCTS.

18.	GENERAL TERMS AND CONDITIONS

Notices. All notices and requests required or authorized hereunder shall be given in writing either by personal delivery, by registered or certified mail, return receipt requested, or by e-mail. Such notice shall be deemed to have been given upon such date that it is so personally delivered; the date seven (7) days after it is deposited in the mail; or the date the same is sent by e-mail, irrespective of the date appearing therein.

Title. The Company warrants that is owns all right, title and interest in the Products, including any Products hereafter made subject to this Agreement, and in all of White SmileTM patents, trademarks, trade names, inventions, copyrights, know-how and trade secrets relating to the design, manufacture, operation or service of the products. Distributor understands and agrees that the use of any of these proprietary rights is authorized solely for the purposes set forth herein, and shall cease upon termination or expiration of this Agreement.

Confidentiality and Proprietary Information.

(a)

Confidential relationship. The parties agree and understand that by execution of this Agreement a confidential relationship is created by which either party may have access to confidential information owned or controlled by the other (including, but not limited to, all drawings, blueprints, descriptions, specifications, software, and data) disclosed in any form whether written, oral or on computer readable medium, and such information may contain proprietary details and disclosures ("Confidential Information").

(b)

Duty. Each party shall keep and have its agents and employees keep all Confidential Information confidential and shall not copy or disclose the same except as specifically authorized by this Agreement, without the prior written consent of the other. Nothing herein shall limit either party's use or dissemination of information not derived from the disclosing party or which has been or is subsequently made public by the disclosing party or a third party with the authority to do so. Upon expiration or termination of this Agreement, each party shall return to the other all copies of all Confidential Information, whether printed or otherwise.

(c)

Reverse engineering. Distributor agrees and covenants that it will not disassemble or reverse engineer any Product or portion thereof. No right or license is granted by this Agreement to Distributor to use Confidential Information or information derived from Page 10 of 21 Confidential Information, for any purpose other than as expressly permitted under this Agreement.

Export. The parties agree and understand that all obligations of The Company is to deliver, and of Distributor to accept, Products hereunder shall be specifically subject to The Company’s obtaining the necessary approvals and licenses from the United States Government for export of the same. White SmileTM agrees to use its best commercially reasonable efforts, and Distributor agrees to cooperate in providing information and assistance requested by White SmileTM to obtain any such necessary approvals.

Foreign Law Warranties and Obligations.

(a)

Government consent. Distributor represents and warrants that, as of the date of this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority in the Territory, including the E. C. Commission, which has not been made or obtained by Distributor prior to the date hereof, is required in connection with the valid execution, performance and delivery of this Agreement. Alternatively, if any such actions are required, Distributor agrees to use its best efforts to obtain such consent, approval or authorization and agrees to comply with all applicable laws in its performance under this Agreement.

(b)

Import and export control. Distributor understands and acknowledges that The Company is subject to regulation by agencies of the U.S. government, including the U.S. Department of Commerce, which prohibits export or diversion of certain products and technologies to certain countries. Any and all obligations of The Company to provide technical information, technical assistance, any media in which any of the foregoing is contained, training and related technical data (collectively "Data") shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the U.S. Department of Commerce, Bureau of Export Administration.

Distributor warrants that it will comply in all respects with the export and re-export restrictions set forth in the export license (if necessary) for every item shipped from The Company and will otherwise comply with the Export Administration Regulations or other United States laws and regulations in effect from time to time.

Force Majeure. Except for the obligation to pay money properly due and owing, either party shall be excused from any delay or failure in performance hereunder caused by reason of any occurrence or contingency beyond its control, including, but not limited to, an act of God, earthquake, labor disputes, riots war, civil insurrection, expropriation, novelty of product manufacture or other unanticipated manufacturing problems, governmental requirements, inability to secure materials on a timely basis, and transportation difficulties. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable delay. In order to obtain a suspension under this Paragraph, the party delayed shall send written notice of the delay and the reason therefore to the other party within seven (7) days from the time the party delayed knew of the cause of such delay.

19.	ENTIRE AGREEMENT

This Agreement together with the Exhibits attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof, taking precedence over and superseding any prior or contemporaneous oral or written agreements or understandings. No subsequent alterations, amendments, or additions hereto shall be binding and valid unless reduced to writing and signed by both parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated below:

White Smile Global, Inc. By:/s/ Omar Ahmadai Omar Ahmadzai Title: Chairman and CEO Date: November 11, 2011	Institut Saint Paul By: /s/ Philippe Montegut Name: Philippe Montegut Title: Principal Date: November 11, 2011

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